Exhibit 8.1
Subsidiaries of Telix Pharmaceuticals Limited

Name of Entity	State or Jurisdiction of Incorporation or Organization	Percentage Ownership and Voting Interest (%)
Telix Pharmaceuticals Holdings Pty Ltd	Australia	100
Telix Pharmaceuticals International Holdings Pty Ltd	Australia	100
Telix Pharmaceuticals Australia Holdings Pty Ltd	Australia	100
Telix Pharmaceuticals (Innovations) Pty Ltd	Australia	100
Telix Pharmaceuticals (ANZ) Pty Ltd	Australia	100
Telix Pharmaceuticals (Corporate) Pty Ltd	Australia	100
Telix Pharmaceuticals (NZ) Limited	New Zealand	100
Telix Pharma Japan KK	Japan	100
Telix Pharmaceuticals (Singapore) Pte Ltd	Singapore	100
Telix Pharmaceuticals (US) Inc.	Delaware	100
Telix Optimal Tracers LLC	Delaware	100
Telix Pharmaceuticals (Canada) Inc.	Canada	100
Telix Innovations SA	Belgium	100
Telix Pharmaceuticals (Germany) GmbH	Germany	100
Telix Pharmaceuticals (Switzerland) GmbH	Switzerland	100
Telix Pharmaceuticals (Belgium) SRL	Belgium	100
Lightpoint Surgical Ltd	United Kingdom	100
Lightpoint Surgical Spain S.L.	Spain	100
Rhine Pharma GmbH	Germany	100
Therapeia GmbH & Co. KG	Germany	100
Therapeia Verwaltungs- GmbH	Germany	100
Telix Pharmaceuticals (France) SAS	France	100
Telix Pharmaceuticals (UK) Ltd	United Kingdom	100
Telix IsoTherapeutics Group Inc.	Delaware	100
Telix ARTMS Inc.	Canada	100
ARTMS US, Inc.	Delaware	100
Telix QSAM, Inc.	Delaware	100
QSAM Therapeutics Inc.	Texas	100
Telix Innovations RPH Participações Ltda.	Brazil	51
RLS (USA) Inc.	Delaware	100
Las Vegas Radiopharmacy, Inc.	Delaware	100
Telix Targeting Technologies, Inc.	Delaware	100